Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

Retail Investor and Media Contact: GenVec, Inc. Douglas J. Swirsky (240) 632-5510 dswirsky@genvec.com	Institutional Investor Contact: S.A. Noonan Communications Susan A. Noonan (212) 966-3650 susan@sanoonan.com

GENVEC REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

GAITHERSBURG, MD – November 9, 2011 – GenVec, Inc. (Nasdaq: GNVC) today announced its financial results for the third quarter ended September 30, 2011.

GenVec reported a net loss of $1.5 million ($0.11 per share) for the three months ended September 30, 2011 compared to a net loss of $2.4 million ($0.18 per share) in the comparable quarter of 2010. For the nine months ended September 30, 2011, GenVec’s net loss was $4.9 million ($0.38 per share) compared to a net loss of $11.3 million ($0.90 per share) for the nine months ended September 30, 2010.

Revenues for the three-month period ended September 30, 2011 were $4.3 million as compared to $5.2 million in the comparable prior year period.  The decrease is primarily due to a $0.8 million decrease in revenue from our collaboration with Novartis related to the timing of manufacturing activities and efforts in 2011, and a $0.4 million decrease in revenue due to decreased work scope in our HIV program. Partially offsetting these decreases is a $0.3 million increase in revenue in our animal health program as compared to the comparable prior year period.

Revenues for the nine-month period ended September 30, 2011 were $14.4 million as compared to $11.3 million in the comparable prior year period, primarily due to a $3.2 million increase under the Novartis agreements and a $1.2 million increase in our animal health program. Partially offsetting these increases is a $1.4 million decrease in revenue in our HIV program as compared to the comparable prior year period.

Operating expenses were $5.8 million and $19.3 million for the three-month and nine-month periods ended September 30, 2011, respectively, representing decreases of 23 percent and 15 percent as compared to $7.5 million and $22.6 million in the comparable prior year periods. The decreases in both the three and nine month periods are primarily due to lower clinical costs as a result of the termination of the TNFerade clinical trial (PACT).

GenVec ended the third quarter of 2011 with $28.5 million in cash, cash equivalents, and short-term investments.  “We anticipate revenues for 2011 will be between $18.0 million and $20.0 million. Based on our current level of activity, we currently project our cash burn to average approximately $2.0 million per quarter over the next 12 months,” commented GenVec’s Senior Vice President and Chief Financial Officer, Douglas J. Swirsky.

Webcast and Conference Call

GenVec will hold a conference call today at 10:00 a.m. EST to discuss the Company’s third quarter results. To listen to the live conference call, please dial 877-558-0567 (U.S. or Canada) or 706-643-4980 (international) and use Conference ID 23292607. An audio replay of the conference call will be available starting at 1 p.m. EST on November 9, 2011 through November 16, 2011. To listen to the audio replay, dial 855-859-2056 (U.S. or Canada) or 404-537-3406 (international) and use access code 23292607.

 To access the webcast or the replay, go to www.genvec.com, click on “Investors and Media,” and click on “Events and Presentations.”

About GenVec

GenVec is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis, Merial, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss and balance disorders; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), herpes simplex virus type 2 (HSV-2), dengue fever, and malaria. In the area of animal health we are developing vaccines against foot-and-mouth disease (FMD). Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Cautionary Note Regarding Forward Looking Statements

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding funding, grants, collaborations, revenues, cash burn rates, the development of products and the success of the Company’s collaborations, including with Novartis and Merial, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to research and development activities; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of collaborators and third parties; dependence on intellectual property; currently unanticipated expenses, and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

(Tables to follow)

GENVEC, INC.
CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues	$4,332	$5,156	$14,355	$11,276

Operating expenses:
Research and development	3,819	5,137	13,538	16,016
General and administrative	2,005	2,397	5,787	6,626
Total operating expenses	5,824	7,534	19,325	22,642

Loss from operations	(1,492)	(2,378)	(4,970)	(11,366)

Other income (expense):
Interest income, net change in fair value of warrants	9	-	33	127
Other income (expense)	-	-	-	(31)
Total other income, net	9	-	33	96

Net loss	$(1,483)	$(2,378)	$(4,937)	$(11,270)

Net loss per share - basic and diluted	$(0.11)	$(0.18)	$(0.38)	$(0.90)

Weighted average shares outstanding - basic and diluted	12,918	12,903	12,917	12,591

GenVec, Inc. Selected Balance Sheet Information (in thousands)

	September 30, 2011	December 31, 2010
	(Unaudited)

Cash and investments	$28,478	$35,170
Working capital	27,844	31,689
Total assets	32,350	39,432
Stockholders’ equity	28,661	32,420

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